UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2005

Lithia Motors, Inc.

(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

360 E. Jackson Street
Medford, Oregon 97501
(Address of Principal Executive Office)

Registrant's telephone number including area code 541-776-6868

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e -4(c))

Item 2.02         Results of Operations and Financial Condition.

        On July 26, 2005, Lithia Motors, Inc. issued a press release announcing financial results for the second quarter 2005. A copy of the press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits.
99.1 Earnings Press Release

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)

Date:	July 26, 2005	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

EXHIBIT 99.1

LITHIA MOTORS Q2 NET INCOME FROM CONTINUING OPERATIONS INCREASES 18%

Lithia Motors' Second-quarter 2005 Highlights for Continuing Operations:

Total Revenues:	+13%
Total Same-Store Revenues:	+3.4%
Operating Profits:	+27%
Net Income:	+18%

MEDFORD, OREGON, JULY 26, 2005 (5:00 a.m. PDT) - Lithia Motors, Inc. (NYSE: LAD) today announced that second quarter 2005 net income from continuing operations increased 18% to $12.8 million from $10.9 million in the second quarter of 2004. Earnings per share from continuing operations, excluding the dilutive effect of the change in accounting for convertible notes and discontinued operations, increased 14% to $0.65 as compared to $0.57 in the second quarter of 2004. Including the effect of the accounting change for convertible notes and discontinued operations, earnings per share increased 11% to $0.60 per fully diluted share in the second quarter of 2005. Excluding discontinued operations, diluted earnings per share was $0.61. This was on 6% more diluted shares outstanding.

Second quarter 2005 sales increased 13% to $762.4 million as compared to $677.0 million in the same period last year. New vehicle sales increased 12%, used vehicle sales increased 12%, finance/insurance sales increased 15% and parts/service sales increased 8%.

Sid DeBoer, Lithia's Chairman and CEO, commented, "The second quarter was marked by same-store sales growth across all business lines, cost savings and margin improvements in the used retail and parts and services businesses."

"The total gross profit margin for the quarter was 17.0%, the same as last year. However, sales general & administrative (SG&A) expense, as a percentage of gross profit, improved by 260 basis points as compared to last year. As a result, our operating margin improved by 40 basis points to 3.9% for the quarter," concluded Mr. DeBoer.

For the six-month period ending June 30, 2005, Lithia's net earnings from continuing operations rose 23% to $22.8 million as compared to $18.6 million in the same period last year. Earnings per share from continuing operations, excluding the dilutive effect of the change in accounting for convertible notes and discontinued operations, increased 21% to

$1.17 as compared to $0.97 in the first half of 2004. Including the effect of the accounting change for convertible notes and discontinued operations, earnings per share increased 16% to $1.09 per fully diluted share. This was on 10% more diluted shares outstanding.

For the first six months, total sales increased 9% to $1.43 billion from $1.31 billion in the same period last year. New vehicle sales increased 8%, used vehicle sales increased 9%, finance/insurance sales increased 13%, and parts/service sales increased 10%.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "We continue to reap the benefits of Lithia's operating model as it is implemented in new stores and strengthened throughout our existing store base. Year to date through the end of June, our gross margin improved 50 basis points, SG&A expense as a percentage of total gross profit improved 310 basis points and the operating margin improved 60 basis points from the same period last year. There is still a lot more that we can do as a company. Our operating model gets stronger each year and we continue to see good growth potential ahead."

"In the second quarter, we completed two acquisitions; a Chrysler and Dodge store in Eureka, California, and a Chrysler Dodge and Jeep store in Butte Montana. Year to date we have completed acquisitions with approximately $200 million in annualized revenues, and we have additional acquisitions in the pipeline for the second half of the year."

"Our guidance for the third quarter and full-year 2005 is included in the table below. It includes the effect of the accounting pronouncements for convertible notes," concluded Jeffrey B. DeBoer.

	Guidance	Actual	Guidance	Actual
EPS excluding new accounting	3Q 2005	3Q 2004	2005	2004
pronouncements:	$0.80- $0.82	$0.75	$2.46- $2.51	$2.22
Effect of Convertible Notes	($0.07)	($0.06)	($0.17)	($0.10)
EPS - Reportable	$0.73- $0.75	$0.69	$2.29- $2.34	$2.12

In October of 2004, the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) ratified Issue No. 04-8, requiring the company to include in its share count in determining diluted earnings per share, the shares potentially issuable to the holders of its $85,000,000 in principal amount 2.875% Senior Subordinated Notes Due 2014, even though the holder of such notes cannot convert the notes into common stock except under certain limited circumstances and then only at a conversion price of approximately $37.69 per share. Previously, the shares issuable would only have been included in the calculation of diluted EPS if the holders were then entitled to convert the notes. For purposes of calculating reported diluted EPS for the second quarter ended 2005, Lithia is required to increase its share count by the amount contingently issuable to the noteholders. This resulted in an additional 2.255 million shares for the first two quarters of 2005. Adoption of the accounting statement did not affect the cash flow of the company.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the second quarter 2005 in its conference call scheduled for 11 a.m. PT today. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 88 stores and 174 franchises in 12 states in the Western United

States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include the benefits and strength of Lithia's operating model, Lithia's growth potential, anticipated revenues of recently acquired stores and projected third quarter and full-year 2005 earnings per share guidance, and potential changes in accounting standards.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Three Months Ended
	June 30,		$Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
New Vehicle Sales	$444,777	$397,600	$47,177	11.9%
Used Vehicle Sales	203,257	182,251	21,006	11.5
Finance & Insurance	28,195	24,560	3,635	14.8
Service, Body & Parts Sales	77,207	71,228	5,979	8.4
Fleet & Other Revenues	9,001	1,365	7,636	559.4
Total Revenues	762,437	677,004	85,433	12.6
Cost of Sales	633,130	561,794	71,336	12.7
Gross Profit	129,307	115,210	14,097	12.2
SG&A Expense	95,778	88,409	7,369	8.3
Depreciation/Amortization	3,461	3,050	411	13.5
Income from Operations	30,068	23,751	6,317	26.6
Flooring Interest Expense	(6,144)	(4,086)	2,058	50.4
Other Interest Expense	(3,041)	(2,155)	886	41.1
Other Expense, net	282	281	1	0.4
Income from continuing operations
before income taxes	21,165	17,791	3,374	19.0
Income Tax Expense	8,398	6,938	1,460	21.0
Income Tax Rate	39.7%	39.0%
Net Income from continuing ops.	12,767	10,853	1,914	17.6
Income (Loss) from discontinued
operations, net of income taxes	(92)	(13)	79	607.7
Net Income	$12,675	$10,840	1,835	16.9%

Diluted Net Income per share
including effect of convertibles notes:
Continuing Operations	$0.65	$0.57	$0.08	14.0%
Effects of convertible senior sub. notes	(0.04)	(0.03)
Discontinued Operations	(0.01)	-
Net Income per share	$0.60	$0.54	0.06	11.1%

Diluted Shares Outstanding	21,749	20,549	1,200	5.8%

Diluted Net Income per share
before effect of convertibles notes:
Continuing Operations	$0.65	$0.57	$0.08	14.0%
Discontinued Operations	-	-
Net Income per share	$0.65	$0.57	0.08	14.0%
Diluted Shares Outstanding	19,494	19,136	358	1.9%

			Increase	Increase
Unit Sales:	2005	2004	(Decrease)	(Decrease)
New Vehicle	15,817	14,301	1,516	10.6%
Used - Retail Vehicle	10,717	10,151	566	5.6
Used - Wholesale	5,793	5,645	148	2.6
Total Units Sold	32,327	30,097	2,230	7.4

	Three Months Ended
	June 30,		$Increase	% Increase
Average Selling Price:	2005	2004	(Decrease)	(Decrease)
New Vehicle	$28,120	$27,802	$318	1.1%
Used - Retail Vehicle	15,682	14,975	707	4.7
Used - Wholesale	6,075	5,356	719	13.4

Key Financial Data:
Gross Profit Margin	17.0%	17.0%
SG&A as a % of Gross Profit	74.1%	76.7%
Operating Margin	3.9%	3.5%
Pre-Tax Margin	2.8%	2.6%

Gross Margin/Profit Data	2005	2004
New Vehicle Retail	7.9%	8.1%
Used Vehicle Retail	15.7%	14.7%
Used Vehicle Wholesale	3.8%	4.2%
Service, Body & Parts	49.2%	48.7%
New Retail Gross Profit/Unit	$2,212	$2,248
Used Retail Gross Profit/Unit	$2,467	$2,196
Used Wholesale Gross Profit/Unit	$229	$223
Finance & Insurance/Retail Unit	$1,061	$1,001

Same Store Data	2005	2004
New Vehicle Retail Sales	3.8%	-3.4%
Used Vehicle Sales (includes Wholesale)	3.7%	-13.8%
Total Vehicle Sales (excludes fleet)	3.8%	-7.0%
Finance & Insurance Sales	2.1%	-1.2%
Service, Body & Parts Sales	1.0%	3.5%
Total Sales (Excluding Fleet)	3.4%	-5.8%
Total Gross Profit (Excluding Fleet)	2.7%	0.5%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Six Months Ended
		June 30,	$Increase	% Increase
	2005	2004	(Decrease)	(Decrease)
New Vehicle Sales	$810,424	$749,005	$61,419	8.2%
Used Vehicle Sales	403,791	370,107	33,684	9.1
Finance & Insurance	53,828	47,787	6,041	12.6
Service, Body & Parts Sales	153,234	139,999	13,235	9.5
Fleet & Other Revenues	11,965	2,896	9,069	313.2
Total Revenues	1,433,242	1,309,794	123,448	9.4
Cost of Sales	1,184,663	1,089,096	95,567	8.8
Gross Profit	248,579	220,698	27,881	12.6
SG&A Expense	187,459	173,262	14,197	8.2
Depreciation/Amortization	6,902	5,950	952	16.0
Income from Operations	54,218	41,486	12,732	30.7
Flooring Interest Expense	(11,392)	(7,668)	3,724	48.6
Other Interest Expense	(5,850)	(3,889)	1,961	50.4
Other Expense, net	599	502	97	19.3
Income from continuing operations
before income taxes	37,575	30,431	7,144	23.5
Income Tax Expense	14,748	11,868	2,880	24.3
Income Tax Rate	39.2%	39.0%
Net Income from continuing ops.	22,827	18,563	4,264	23.0%
Income (Loss) from discontinued
operations, net of income taxes	(162)	(244)	(82)	(33.6)
Net Income	$22,665	$18,319	4,346	23.7%

Diluted Net Income per share
including effect of convertibles notes:
Continuing Operations	$1.17	$0.97	$0.20	20.6%
Effects of convertible senior sub. notes	(0.07)	(0.02)
Discontinued Operations	(0.01)	(0.01)
Net Income per share	$1.09	$0.94	0.15	16.0%
Diluted Shares Outstanding	21,710	19,828	1,882	9.5%

Diluted Net Income per share
before effect of convertibles notes:
Continuing Operations	$1.17	$0.97	$0.20	20.6%
Discontinued Operations	(0.01)	(0.01)
Net Income per share	$1.16	$0.96	0.20	20.8%
Diluted Shares Outstanding	19,455	19,122	333	1.7%

			Increase	Increase
Unit Sales:	2005	2004	(Decrease)	(Decrease)
New Vehicle	28,882	27,057	1,825	6.7%
Used - Retail Vehicle	21,682	20,809	873	4.2
Used - Wholesale	11,484	11,652	(168)	(1.4)
Total Units Sold	62,048	59,518	2,530	4.3

	Six Months Ended
	June 30		$Increase	% Increase
Average Selling Price:	2005	2004	(Decrease)	(Decrease)
New Vehicle	$28,060	$27,682	$378	1.4%
Used - Retail Vehicle	15,441	14,801	640	4.3
Used - Wholesale	6,009	5,330	679	12.7

Key Financial Data:
Gross Profit Margin	17.3%	16.8%
SG&A as a % of Gross Profit	75.4%	78.5%
Operating Margin	3.8%	3.2%
Pre-Tax Margin	2.6%	2.3%

Gross Margin/Profit Data	2005	2004
New Vehicle Retail	8.0%	7.8%
Used Vehicle Retail	15.5%	14.4%
Used Vehicle Wholesale	4.1%	3.6%
Service, Body & Parts	48.9%	48.1%
New Retail Gross Profit/Unit	$2,237	$2,163
Used Retail Gross Profit/Unit	$2,392	$2,138
Used Wholesale Gross Profit/Unit	$244	$191
Finance & Insurance/Retail Unit	$1,063	$993

Same Store Data	2005	2004
New Vehicle Retail Sales	-1.0%	-1.2%
Used Vehicle Sales (includes Wholesale) 0.9%		-7.9%
Total Vehicle Sales (excludes fleet)	-0.4%	-3.5%
Finance & Insurance Sales	0.2%	0.6%
Service, Body & Parts Sales	0.5%	5.7%
Total Sales (Excluding Fleet)	-0.3%	-2.5%
Total Gross Profit (Excluding Fleet)	1.9%	3.5%

Balance Sheet Highlights (Dollars in Thousands)

	June 30, 2005		December 31, 2004
	Unaudited
Cash & Cash Equivalents	$29,842			$29,264
Trade Receivables*	106,270			84,489
Inventory	659,060			536,653
Assets Held for Sale	-			135
Other Current Assets	11,859			12,334
Total Current Assets	807,031			662,875

Real Estate, net	242,998			226,357
Equipment & Leases, net	76,405			73,274
Goodwill, net	251,377			244,532
Other Assets	51,544			49,866
Total Assets	$1,429,355			$1,256,904

Floorplan Notes Payable	$554,994			$450,859
Other Current Liabilities	93,449			85,839
Total Current Liabilities	648,443			536,698

Used Vehicle Flooring	20,000			-
Real Estate Debt	143,050			139,703
Other Long-Term Debt	136,717			127,608
Other Liabilities	49,810			46,949

Total Liabilities	998,020			850,958

Shareholders' Equity	431,335			405,946
Total Liabilities &
Shareholders' Equity	$1,429,355			$1,256,904

* Includes contracts-in-transit of $51,612 and $41,576 for 2005 and 2004.
Other Balance Sheet Data (Dollars in Thousands)
Current Ratio	1.2x	1.2x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	24%	24%
Working Capital	$158,588	$126,177
Book Value per Basic Share	$22.55	$21.62